Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of MFA Financial, Inc. for the registration of 10,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated February 14, 2011 with respect to the consolidated financial statements of MFA Financial, Inc. and the effectiveness of internal control over financial reporting of MFA Financial, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 21, 2011